Exhibit 99(l)

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

FOUR TIMES SQUARE

NEW YORK, NY 10036-6522

(212) 735-3000

October 21, 2005

BlackRock World Investment Trust

100 Bellevue Parkway

Wilmington, Delaware 19809

Re:	BlackRock World Investment Trust
Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as special counsel to BlackRock World Investment Trust, a statutory trust created under the Delaware Statutory Trust Act (the “Trust”), in connection with the issuance and sale by the Trust of up to 55,000,000 shares (including shares subject to an over-allotment option) of the Trust’s common shares of beneficial interest, par value $.001 per share (the “Common Shares”).

This opinion is being furnished in accordance with the requirements of Exhibit L of the Form N-2 Registration Statement under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Notification of Registration of the Trust as an investment company under the 1940 Act on Form N-8A, dated August 23, 2005, as filed with the Securities and Exchange Commission (the “Commission”) on August 23, 2005, (ii) the Registration Statement of the Trust on Form N-2 (File Nos. 333-127768 and 811-21800), as filed with the Commission

BlackRock World Investment Trust

October 21, 2005

on August 23, 2005, and as amended by Pre-Effective Amendment No. 1 thereto on September 9, 2005, Pre-Effective Amendment No. 2 thereto on September 22, 2005 and Pre-Effective Amendment No. 3 thereto on October 21, 2005 under the 1933 Act and the 1940 Act (such Registration Statement, as so amended and proposed to be amended, being hereinafter referred to as the “Registration Statement”); (iii) the form of the Underwriting Agreement (the “Underwriting Agreement”) proposed to be entered into among the Trust, as issuer, BlackRock Advisors, Inc., as investment adviser to the Trust, BlackRock Financial Management, Inc., as investment sub-adviser to the Trust, and Morgan Stanley & Co. Incorporated as representative of the several underwriters named therein (the “Underwriters”), filed as an exhibit to the Registration Statement; (iv) a specimen certificate representing the Common Shares; (v) the Certificate of Trust of the Trust, as filed with the Secretary of the State of Delaware on August 19, 2005; (vi) the Agreement and Declaration of Trust of the Trust, dated as of August 19, 2005 and as currently in effect (the “Agreement and Declaration of Trust”); (vii) the By-Laws of the Trust, as currently in effect; and (viii) certain resolutions adopted by the Board of Trustees of the Trust relating to the issuance and sale of the Common Shares and related matters. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Trust and such agreements, certificates of public officials, certificates of officers or other representatives of the Trust and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents, we have assumed that the parties thereto, other than the Trust, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. We also have assumed that the Underwriting Agreement will be executed and delivered in substantially the form reviewed by us and that the share certificates representing the Common Shares will conform to the specimen examined

BlackRock World Investment Trust

October 21, 2005

by us and will have been signed manually or by facsimile by an authorized officer of the transfer agent and registrar for the Common Shares and registered by such transfer agent and registrar. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Trust and others.

Members of our firm are admitted to the bar in the State of Delaware and we do not express any opinion as to any laws other than the Delaware Statutory Trust Act.

Based upon and subject to the foregoing, we are of the opinion that, when (i) the Registration Statement becomes effective under the 1933 Act and the 1940 Act; (ii) the Underwriting Agreement has been duly executed and delivered; and (iii) certificates representing the Common Shares in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Shares and registered by such transfer agent and registrar, and have been delivered to and paid for by the Underwriters at a price per share not less than the per share par value of the Common Shares as contemplated by the Underwriting Agreement, the issuance and sale of the Common Shares will have been duly authorized, and the Common Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Opinions” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP